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                                                                    EXHIBIT 15.3

To the Shareholder of USCOC of Georgia RSA #1, Inc.:

We are aware of the inclusion in Amendment No. 2 to Form S-1 Registration Statement (No. 333-00122) for Palmer Wireless, Inc. of our report dated May 6, 1996, relating to the unaudited condensed interim financial statements of USCOC of Georgia RSA #1, Inc. as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                         /s/ ARTHUR ANDERSEN LLP
                                        --------------------------
                                            ARTHUR ANDERSEN LLP

Chicago, Illinois,
June 3, 1996